EXHIBIT 21

Subsidiaries of MGE Energy, Inc.

As of December 31, 2008, the company held the following subsidiaries (all Wisconsin corporations):

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Central Wisconsin Development Corporation – assists new and expanding businesses throughout central Wisconsin by participating in planning, financing, property acquisition, joint ventures and associated activities.

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Madison Gas and Electric Company – a regulated utility that generates and distributes electricity to approximately 137,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to approximately 141,000 customers in seven Wisconsin counties.

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MAGAEL, LLC – holds title to property acquired by the company for future utility plant expansion and nonutility property.

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MGE Construct LLC – provides construction services for building new generation to meet the needs of MGE customers.

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MGE Power LLC – owns real estate and new generating assets required to meet MGE's growing customer demand.

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MGE Power West Campus, LLC – owns a controlling interest in the electric generating assets related to the West Campus Cogeneration Facility. MGE Power West Campus is a wholly owned subsidiary of MGE Power. MGE Power West Campus leases their share of these assets to Madison Gas and Electric Company through a long-term lease agreement.

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MGE Power Elm Road, LLC – has an 8.33% undivided ownership interest in two coal-fired generating plants being constructed in Oak Creek, Wisconsin. MGE Power Elm Road is a wholly owned subsidiary of MGE Power. MGE Power Elm Road will lease their share of the coal-fired generating plant to Madison Gas and Electric Company through a long-term lease agreement.

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MGE Transco Investment LLC – invests in companies engaged in the business of providing electric transmission services, such as American Transmission Company.